UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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GOLDEN OVAL EGGS, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Golden Oval Eggs, LLC
340 Dupont Avenue
P.O. Box 615
Renville, MN 56284

GOLDEN OVAL EGGS, LLC

February 23, 2005

Dear Member:

You are cordially invited to attend the Annual Meeting of Members of Golden Oval Eggs, LLC,  which will be held at Jackpot Junction Hotel, Morton, Minnesota on March 15, 2005, at 1:00 p.m., Central Standard Time.  Registration will begin at 11:30, with lunch served at 12:00 p.m.  Please RSVP for lunch by calling Sandie Wohlman at 888.744.8182 if you are planning to attend.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Your vote is important. Even if you do not plan to attend the meeting, it is important that your units be represented and voted at the meeting. Therefore, if you do not plan to attend the meeting, I encourage you to sign, date, and promptly return the enclosed mail ballot in the enclosed postage-paid envelope. Instructions for voting by the mail ballot are included in the enclosed proxy statement and on the mail ballot itself. Although we encourage you to attend the Annual Meeting and vote in person, if you intend to vote by mail with the enclosed mail ballot, the mail ballot must be received by the Company by Monday, March 14, 2005 to be included in the voting.

On behalf of the Board of Managers, I would like to express our appreciation for your continued support of the Company.

Sincerely,
/s/ Dana Persson
Dana Persson
President /Chief Executive Officer

GOLDEN OVAL EGGS, LLC
NOTICE OF ANNUAL MEETING OF MEMBERS
March 15, 2005

Date:	March 15, 2005
Time:	1:00 p.m., Central Standard Time (registration will begin at 11:30 a.m., lunch at 12:00 p.m.)
Place:	Jackpot Junction Hotel, Morton, Minnesota

The purposes of the meeting are to:

1.                Elect three managers to serve on the Company’s Board of Managers for a term expiring at the Annual Meeting of the Company’s Members to be held in 2008 or until such manager’s successor is elected and shall qualify.

2.                Elect two managers to serve on the Company’s Board of Managers for terms expiring at the Annual Meeting of the Company’s Members to be held in 2007 or until such manager’s successor is elected and shall qualify.

3.                Elect two managers to serve on the Company’s Board of Managers for terms expiring at the Annual Meeting of the Company’s Members to be held in 2006 or until such manager’s successor is elected and shall qualify.

4.                Act upon such other matters that may properly be brought before the meeting.

Only Golden Oval Eggs, LLC, members of record at the close of business on February 10, 2005 will be entitled to notice of and to vote at the meeting. Please vote by one of these methods:

•       Complete, sign, date and return the enclosed mail ballot in the enclosed postage-paid envelope by March 14, 2005; or

•       Cast your vote in person at the Annual Meeting.

By Order of the Board of Managers,
/s/ Mark Chan
Secretary
Renville, Minnesota
February 23, 2005

The enclosed mail ballot is solicited on behalf of the Board of Managers of Golden Oval Eggs, LLC

GOLDEN OVAL EGGS, LLC
PROXY STATEMENT FOR ANNUAL MEETING OF MEMBERS
To Be Held March 15, 2005

Your vote is very important. The Board of Managers of Golden Oval Eggs, LLC, (the “Company”) is soliciting mail ballots to be voted at the March 15, 2005 Annual Meeting. The Company is a Delaware limited liability company. The principal executive offices of the Company are located at 340 Dupont Avenue NE, Renville, Minnesota  56284 and its telephone number is (320) 329-8182.

This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. This Proxy Statement and the mail ballot were mailed to members beginning on or about February 23, 2005. The Annual Report to Members for the fiscal year ended August 31, 2004 was mailed to members on or about January 10, 2005.

The mail ballot solicitation is being made on behalf of the Board of Managers of the Company, and the Company is responsible for the costs associated with such solicitation. In addition to solicitation by mail, officers, directors and employees of the Company may solicit mail ballots by telephone, electronic communication or in person.

Who May Vote

Only members of record at the close of business on February 10, 2005 will be entitled to notice of and to vote at the Annual Meeting of Stockholders. On February 10, 2005, there were 4,581,832 of the Company’s limited liability company units issued and outstanding.

How You Can Vote

You may vote by one of the following two methods:

•       Complete, sign and date the enclosed mail ballot and return it in the enclosed postage-paid envelope provided by March 14, 2005, or

•       Cast your vote in person at the Annual Meeting.

How You Can Revoke or Change Your Vote

You may revoke your mail ballot and change your vote before the final vote at the Annual Meeting by:

•       Sending written notice of revocation to the Company’s Secretary; or

•       Submitting a properly signed mail ballot with a later date; or

•       By revoking your mail ballot in person at the Annual Meeting and voting in person at the Annual Meeting.

General Information on Voting

You are entitled to cast one vote for each of the Company’s limited liability company units you own as of the close of business on February 10, 2005.

All members are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed mail ballot as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your mail ballot, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the units. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Quorum and Vote Requirements

A quorum, consisting of a 20% of the units entitled to vote at the Annual Meeting, must be present in person or by mail ballot before action may be taken at the Annual Meeting. Votes cast by mail ballot or in person at the Annual Meeting of Members will determine whether or not a quorum is present. Each of the Company’s limited liability company units is entitled to one vote.

Pursuant to the Company’s Amended and Restated Limited Liability Company Agreement, the Board of Directors has adopted rules and procedures for the election of the various members of the Board of Managers at the Annual Meeting. As indicated above, each member is entitled to cast one vote for each of the Company’s units held by that member on each matter submitted to a vote of the members of the Company.  The Board of Managers has determined that it is appropriate that all seven seats on the Company’s Board be open for election at the Annual Meeting. As a result, a member may cast votes equal to the number of units held by such member for up to seven candidates for election to the Board of Managers. For example, a member holding 5,000 units could cast 5,000 votes for Candidate A, 5,000 votes for Candidate B, 5,000 votes for Candidate C and so on.

Given the Board of Managers’ determination that all seven seats on the Board of Managers should be available for election at this Annual Meeting and given the provisions of the Company’s Amended and Restated Limited Liability Company Agreement establishing a “staggered” board, the Board of Managers has adopted the following procedure for the election of candidates to the Board of Managers at the Annual Meeting:

Through the efforts of the Company’s Nominating Committee, the Board of Managers has identified ten candidates to stand for election to the seven seats available on the Board of Managers. (Information is included elsewhere in this document regarding those candidates, their qualifications and their reasons for seeking election to the Company’s Board of Managers.)  The three candidates receiving the most votes will be assigned 3-year terms, expiring at the Company’s Annual Meeting to be held in 2008. The two candidates receiving the fourth and fifth highest vote counts will be assigned 2-year terms, expiring at the Company’s Annual Meeting to be held in 2007. Finally, the two candidates receiving the sixth and seventh highest vote counts will be assigned 1-year terms, expiring at the Company’s Annual Meeting to be held in 2006. You may vote “FOR,” “AGAINST” or “ABSTAIN ” on any other proposal.

All units that have been properly voted, whether by mail ballot or in person, and not revoked will be voted at the Annual Meeting as designated. In order to be considered properly voted, mail ballots must be received by the Company by March 14, 2005, prior to the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes information, as of February 10, 2005, regarding beneficial ownership of the Company’s Class A units by each person known by us to beneficially own more than 5% of the Company’s issued and outstanding units, each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers as a group.

The address of each natural person listed below is c/o Golden Oval Eggs, LLC, 340 Dupont Avenue NE, Renville, MN 56824. Except as otherwise noted, each person listed below has sole investment discretion and voting power with respect to the units listed.

	Beneficial Ownership of Class A Units
Name	Number	Percentage
Coop Country Farmers Elevator	556,993	12.2%
Marvin Breitkreutz(1)	25,168	0.5
Mark Chan(2)	13,728	0.3
Chris Edgington	8,288	0.2
Thomas Jacobs(3)	9,720	0.2
Brad Petersburg	60,432	1.3
Randy Tauer	7,288	0.2
Jeff Woodley(4)	20,000	0.4
Dana Persson	5,296	0.1
Terrance Heying	—	—
Doug Leifermann	—	—
Marie Staley	—	—
All directors/managers and executive officers as a group	149,920	3.3

(1)          Includes Class A units held by Mr. Breitkreutz’s wife. Also includes 18,304 Class A units held jointly by Mr. Breitkreutz and his spouse.

(2)          Includes 13,728 Class A units held by MC&S Inc., a corporation owned by Mr. Chan and his family.

(3)          Includes 9,720 Class A units held jointly by Mr. Jacobs and his spouse.

(4)          Includes 20,000 Class A units held jointly by Mr. Woodley and his spouse.

INFORMATION REGARDING THE BOARD OF DIRECTORS

The Company is managed by a Board of Managers, all of whom will be elected on an at-large basis. Under the Amended Limited Liability Company Agreement, the number of managers is to be set by the Board of Managers, but may not be less than five. The initial Board of Managers of the Company consists of the same seven individuals who served as members of the Board of Directors of the cooperative at the time of the Cooperative’s conversion.

The names, addresses, ages and terms of the current managers of the Company are as follows:

Name and Address	Age	Position	Term Expires
Marvin Breitkreutz	61	Manager, Chairman	2006
74268 250th Street
Renville, Minnesota 56284
Mark Chan	45	Manager, Secretary/Treasurer	2007
P.O. Box 178
Renville, Minnesota 56284
Chris Edgington	43	Manager, Vice Chairman	2006
4440 Dogwood Avenue
St. Ansgar, Iowa 50472
Thomas Jacobs	49	Manager	2005
37408 890th Avenue
Olivia, Minnesota 56277
Brad Petersburg	48	Manager	2007
563 390th Street
Hanlontown, Iowa 50444
Randy Tauer	42	Manager	2006
22257 Skyview Avenue
Morgan, Minnesota 56266
Jeff Woodley	48	Manager	2005
12778 450th Street
Thompson, Iowa 50478

Marvin Breitkreutz.   Mr. Breitkreutz previously served as a director of the cooperative from its formation in 1994 through the date of the conversion. He is now serving as Manager and has served as Chairman since April 2002. He has served on the board for Southern Minnesota Sugar Beet Cooperative, is Chairman of the Red River Valley Farmers Insurance Pool, and is a past township supervisor and chairman of the Renville County Farm Bureau. He has owned and operated his farm since 1962. He raises sugar beets, corn and soybeans.

Mark Chan.   Mr. Chan previously served as a director of the cooperative from its formation in 1994 through the date of the conversion. He is now serving as a Manager and has served as Secretary/Treasurer since April 2002. He is a past director of Co-op Country Farmers Elevator and ValAdCo. He has been farming since 1982. He is an owner and manager of a family farm corporation, raising corn, soybeans, sugar beets and green peas.

Chris Edgington.   Mr. Edgington previously served as a director of the cooperative from February 2000 through the date of the conversion. He is now serving as a Manager and has been the Company’s Vice Chairman since April 2002. He currently serves on the board for Ag Ventures Alliance, and has served on the Iowa Extension Council. He is a member of the Iowa Pork Producers and served on the producer leadership committee. He has been farming since 1984. He is the owner and manager of a farrow to finish hog operation with his brother and they raise corn, soybeans, millet and alfalfa.

Thomas Jacobs.   Mr. Jacobs previously served as a director of the cooperative from its formation in 1994 through the date of the conversion. He now serves as a Manager. He is a past board member of the Sheep Producers. He has owned and managed his farm since 1976 where he raises sheep, corn, soybeans, peas, sweet corn and sugar beets.

Brad Petersburg.   Mr. Petersburg previously served as a director of the cooperative from February 2000 through the date of the Cooperative’s conversion and now serves as a Manager. He is a founder and developer of several farmer-owned organizations including Ag Ventures Alliance, Agra Resources Cooperative (EXOL) and Midwest Grain Processors Cooperative. He also helped create and serves on the board of the Iowa Renewable Fuels Association and BIOWA Development Association. He has owned and managed his farm since 1979, raising corn and soybeans.

Randy Tauer.   Mr. Tauer previously served as a director of the cooperative from March 2003 through the date of the conversion. He now serves as a Manager. He is currently serving as a board member of the Prairie Farmers Coop and a member of the Corn and Soybean Producers and Pork Producers. He has been farming since 1980. He owns and manages a farrow to finish hog operation and raises corn, soybeans, sweet corn and peas.

Jeff Woodley.   Mr. Woodley previously served as a director of the cooperative from February 2000 through the date of the Cooperative’s conversion. He now serves as a Manager. He is chairman of Winnebago County Soil and Water Conservation District, director of Hancock and Winnebago County Cattlemen’s Association and a member of Ag Ventures Alliance. He has owned and managed his farm since 1988, where he raises corn, soybeans, hay and cattle.

As indicated above, the Board of Managers has determined it to be appropriate for each of the seven seats on the Board to be available for election at this Annual Meeting. In order to effect that process, each of the current members of the Board of Managers will resign from service on the Board of Managers at the commencement of the Annual Meeting;  five of the current members will then stand for re-election, along with the other five nominees presented by the Company’s Nominating Committee.

PROPOSAL 1:  ELECTION OF THREE MANAGERS FOR TERMS EXPIRING AT 2008 ANNUAL

MEETING

PROPOSAL 2:  ELECTION OF TWO MANAGERS FOR TERMS EXPIRING AT 2007 ANNUAL

MEETING

PROPOSAL 3:  ELECTION OF TWO MANAGERS FOR TERMS EXPIRING AT 2006 ANNUAL

MEETING

Seven candidates are to be elected at the Annual Meeting to serve as members of the Company’s Board of Managers. Three of those candidates will be elected for three-year terms, expiring at Company’s Annual Meeting to be held in 2008. Two candidates will be elected for two-year terms, expiring at the Company’s Annual Meeting to be held in 2007. Two candidates will be elected for one-year terms, expiring at the Company’s Annual Meeting to be held in 2006. The three candidates receiving the most votes will be elected to three-year terms, expiring at the Company’s Annual Meeting to be held in 2008. The two candidates receiving the fourth and fifth highest vote counts will be elected to two-year terms, expiring at the Company’s Annual Meeting to be held in 2007. Finally, the two candidates receiving the sixth and seventh highest vote counts will be elected to one-year terms, expiring at the Company’s Annual Meeting to be held in 2006.  (In each case a member of the Board of Managers will hold office until his or her successor is elected and qualified.)  The Nominating Committee has nominated, and the Board of Managers has ratified the nomination of, the persons named below as candidates for election to the Board of Mangers of the Company. The current Board of Managers has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a manager if elected.

The name and age of each of the nominees for election to the Company’s Board of Managers, his principal occupation and other information is set forth below, based upon information furnished to the Company by the nominee.

2005 Board of Manager Candidates

MIKE BRANSTAD                        Age 47
106 Central Drive
Forest City, IA 50436

Board Experience

•       Founder and President of Branstad Farms, Inc. (12 years)

•       Founder and President of AgVisions, LLC (4 years)

•       Founder and President of JSB Farms, LLC (3 years)

•       Founder and Treasurer of Brazil Ag Enterprises, LLC (2 years)

•       Ag Ventures Alliance Board Member (4 years)

•       Ag Venture Alliance Executive Committee member (3 years)

•       Founder and Vice-President of SoyEx Cooperative (2 years)

•       Winnebago Mutual Insurance Board Member (3 years)

•       Winnebago Insurance Holding Company Member (1 year)

Business Experience

•       Owned and operated a farming business for over 25 years.

•       Have also done custom trucking, custom farming, managed farms for absentee landowners and seed sales.

•       Was Project Coordinator for Brazil Ag Enterprises, LLC and help develop the Business Plan, Operating Agreement, Disclosure Documents and the Private Placement Offering.

Education

•       Graduated from Thompson High School in 1976

•       Graduated from Iowa State University in the winter of 1980 with a Bachelor of Science in Farm Operations with emphases on economics and agronomy.

Why do you desire to serve on the board and why would you be an effective board member?   Help create further processing of eggs to move away from the commodity business and closer to the retail business. I would be effective because I have been involved with different types of business structures, operating my own business, being on different types of Boards and committees.

Family

Married to Hannele, with two children: Emily, 10, and Tapani, 7.

MARVIN BREITKREUTZ           Age 61
74268 250th Street
Renville, MN 56284

Board Experience

• 1994 to present	Golden Oval Eggs, currently board chairman
• 1994 to present	Farmers Insurance Pool, 1997—2001 served as board chairman
• 1989 to 1998	Southern Minnesota Beet Sugar Coop, served on audit and pension committees
• 1975 to 1984	Scenic City Co-op Oil, served several years as board chairman
• 1970 to 1996	Flora Township Supervisor
Renville County Farm Bureau, served several years as board chairman
Land O’Lakes Cooperative, served 3 years on policy and resolutions committee

Business Experience

•       Served as board chairman of new product development for crop insurance.

•       Own and operate a long haul trucking company

•       Own and operate a family farm business

Education

•       1961 graduate of Renville High School

•       Attended industry development seminars

•       Attended advanced business training in board leadership, governance and finance

Why do you desire to serve on the board and why would you be an effective board member?   I desire to continue to serve on the board of managers for Golden Oval Eggs. I have served Golden Oval Eggs from its startup by helping with its first equity drive. Being on the board has given me a detailed understanding of the egg industry; what has helped make Golden Oval Eggs successful, what the consumer and customer want, and what we need to do if we are to continue to strengthen our position in the egg industry. I have had the opportunity to learn firsthand about the egg industry, who our competition is, and who are the leaders of those companies competing with Golden Oval Eggs. With the change to an LLC and Golden Oval Eggs’ growth, more time, commitment, financial and industry knowledge will be required of the board of managers and I am willing to spend the time needed.

Family

Married to Patsy, with three grown daughters, Cindy, Linda and Sandra.

MARK CHAN                                 Age 45
302 NE 2nd Street
P.O. Box 178
Renville, MN 56284

Board Experience

• 1994 to present	Golden Oval Eggs, serving as secretary for most of this time
• 1993 to 1996	Coop Country Farmers Elevator
• 1991 to 1993	ValAdCo

Business Experience

•       Managerial duties involving crop production, marketing and finance

•       1999 to present:   MC & S Inc. (President), a family farm corporation engaged in the production of corn, soybeans, peas and sugar beets.

•       1981 to 1998:   MC & S Inc. (Vice President)

Education

•       1977-1981 South Dakota State University in Brookings, South Dakota

•       Major areas of study included business economics and agronomy

Why do you desire to serve on the board and why would you be an effective board member?   Having served on the Golden Oval board since its beginning, I bring a general understanding of the challenges Golden Oval continues to face within the egg industry. My business background provides the necessary tools in understanding production, marketing, financial analysis and the importance of long term strategic planning for Golden Oval.

RICHARD A. COONROD            Age 73
Coonrod Agri Corp
The Food Fund II LP
5850 Opus Parkway, Suite 150
Minnetonka, MN 55343

Board Experience

• 1985 to present	Coonrod Agri Corp—President, Minneapolis, MN
• 1990 to 2004	The Food Fund LP—General Partner, Minneapolis, MN
• 1999 to present	Glencoe Capital—Executive Network, Chicago, IL
• 1986 to present	Grain Millers, Inc.—Director, Eden Prairie, MN
• 1988 to present	Portland Food Products—Director, Portland, OR
• 2000 to present	Fiberstar, Inc.—Director/Executive Committee, Willmar, MN
• 1999 to 2004	Specialty Food Group, Inc.—Director/Executive Committee, Richmond, VA
• 2002 to present	Paradigm Diagnostics—Director, Minneapolis, MN
• 2004 to present	Electrolyzer Corp—Director, Woburn, MA
• 1985 to present	Alter Co., Director, Bettendorf, IA
• 2004 to present	Less Technology, LLC—President, Minneapolis, MN

Business Experience

• 1990 to 1999	Orange Co—NYSE Director, Bartow, FL
• 1993 to 2001	Michael Foods—NASDAQ Director, Minneapolis, MN
• 1995 to 2003	Packaged Ice Inc.—AMEX Director, Dallas, TX
• 2000 to 2002	Strategic Equipment & Supply—Director, Dallas, TX
• 2002 to 2004	Distribution Dynamics Inc.—Director, Minneapolis, MN
• 1986 to 2003	High Country Grain Inc.—President/Director, Minneapolis, MN
• 1982 to 1986	Norwest Bank—Director, Minneapolis, MN
• 1990 to 2003	Farmland Investments Inc.—President/Director, Minneapolis, MN
• 1990 to 2002	Food Fund Investments
Award Banking Inc.—Director, Minneapolis, MN
Hoffman Aseptic Inc.—Director, Hoffman, MN
Motion Tech Inc.—Director, Boston, MA
Ms. Clark’s Foods—Director, Ankeny, IA
• 1956 to 1985	The Pillsbury Company—Corporate Executive VP, President Agri Products, Minneapolis, MN

• 1985 to 1986	AGRI Industries—President & CEO, Des Moines, IA
• 1988 to 1992	St. Louis Ship—President & CEO, St. Louis, MO

Education

• 1953	Bachelor of Science, Milling Science, School of Agriculture, Kansas State University
• 1953 to 1955	U.S. Air Force, 1st Lieutenant
• 1955 to 1957	U.S. Air Force (Res.), Captain

Why do you desire to serve on the board and why would you be an effective board member?   A proven record of financial achievement, strong leadership skills, extensive knowledge of the food and agri-businesses with entrepreneurial perspective currently being exercised in the structuring of private business interests. A career with the Pillsbury Company spanned 28 years and extended to nearly every phase of business, including portfolio management, general management, marketing, operations, trading, transportation, exporting, industrial relations, new business development and acquisitions.

Family

Married to Phyllis with grown children, Amy, Wade and Paul.

CHRIS EDGINGTON        Age 43
4440 Dogwood Avenue
St. Ansgar, IA 50472

Board Experience

• 2000 to present	Golden Oval Eggs, serving as Vice Chairman since 2003
• 1998 to 2000	Golden Oval Eggs, serving as advisory board member
• 1998 to present	Ag Ventures Alliance

•       Iowa State Pork Producers, membership and leadership committee

•       Mitchell County Pork Producers, past president

•       Mitchell County Extension Service, past board president

•       St. Ansgar Community School, past member advisory committee, long range planning

Business Experience

•       Own and operate a grain and livestock family farming business since 1984.

•       We raise corn, soybeans, peas and millet.

•       We also operate a small cow-calf herd and have a farrow to finish hog operation.

Education

•       1984 graduate of Iowa State University with Bachelor of Science degree in Animal Science.

Why do you desire to serve on the board and why would you be an effective board member?   I want to continue to serve on the Golden Oval board because I feel that I am able to help improve the company. I have been an effective board member by verbalizing my thoughts, and by doing the preparation work necessary to understand any financial or business materials.

Family

Married to Vanessa for 19 years, with two children, Alex, 17, and Elizabeth, 14.

RODNEY W. HEBRINK               Age:  48
9811 Endicott Ave NW
Maple Lake, MN   55358

Business Experience

• 1995 to present	AgStar Financial Services, ACA
Senior Vice President (1995 to present)
Vice President and Chief Financial Officer (1986 to 1995)
• 1985	Norwest Bank Minneapolis, NA
Assistant Vice President, Agribusiness Division
Corporate Banking
• 1979 to 1985	St. Paul Bank for Cooperatives
Progressive series of promotions from Credit Analyst to Senior Loan Officer

•       Provided broad management direction and leadership as Senior Vice President of a $2.8 billion financial organization with 475 employees, achieving a 50% increase in loan/lease assets over the last three years.

•       Prepared financial feasibility and merger plans resulting in the merger of ten entities, most recently in 2001, and implemented strategies to unify employees and directors, forming a high performing team.

•       Led strategic planning process, developing the long range business objectives to guide the organization’s future direction, producing initiatives such as a patronage dividend program designed to create value for our stockholders.

•       Designed and implemented innovative compensation programs for management, financial services officers and other employees, providing greater focus and ownership in the organization’s long range business objectives.

•       Directed the Financial, Human Resource, Legal, Legislative Affairs, High Risk Assets, Technology, Insurance, and Lending Support functions in AgStar to provide internal and external clients with high quality services designed to enable the organization to exceed client expectations.

•       Developed a block loan participation program resulting in the sale of a $200 million portfolio, a stronger capital position and a model program for other Farm Credit associations.

•       Developed and piloted cash management programs for corporate customers to minimize cash balances, reduce clients’ interest expense, create fee income for the association, and solidify client relationships.

•       Performed extensive financial analyses of large, complex, and diverse commercial customers with sales to $12 billion and assets to $2 billion, for extension of short and long term credit.

•       Evaluated the feasibility of major fixed asset expenditures and alternative funding mechanisms including leveraged buyouts, leveraged leases, and single investor leases, providing least cost funding alternatives for clients.

•       Managed a commercial loan portfolio with multi-bank lending relationships, consisting of diverse agricultural companies, including food processors, equipment manufacturers, grain merchandisers, and farm supply businesses.

•       Conducted member relations and numerous stockholder information meetings improving client awareness, receiving client feedback and creating support for each of our four mergers.

•       Accomplished Public Speaker making presentations to media, stockholder, church, youth, and civic groups.

•       Provided financial consulting and training to the Boards of Directors of over 100 agricultural cooperatives in the upper Midwest improving their understanding of the finances of their organizations.

•       Implemented a leadership program designed to develop leadership attributes of high potential individuals with the objective of creating depth in the managerial talent available within our organization.

Education

•       University of Michigan Business School, Executive Education Center, Effective Managerial Coaching and Counseling

•       Center for Creative Leadership, Leadership Development Program, Greensboro, North Carolina

•       Post Graduate Program, Graduate School of Banking, University of Wisconsin, Madison

•       Graduate School of Banking, University of Wisconsin, Madison

•       University of Minnesota, College of Agriculture and College of Business. B.Sc. in Agricultural Business Administration.

Why do you desire to serve on the board and why would you be an effective board member?

•       Goal oriented professional dedicated to excellence

•       Excellent interpersonal and communication skills

•       Enjoys and responds quickly to challenges

•       Experienced in merging and unifying employee and director teams

•       Accomplished in successfully presenting ideas, negotiating and resolving conflicts

•       Superior ability to think clearly and make decisions

•       Strategic focus with a record of excellence in implementation

BRAD PETERSBURG                  Age 48
563 390th St
Hanlontown, IA 50444

Board Experience

•       Golden Oval Eggs, a farmer-owned egg production/processing company with 700 members. Positions include Chairman, Vice Chairman, Director and Advisory Member over a 5-year period.

•       Midwest Grain Processors, a farmer-owned ethanol plant with 1300 members. Positions include Chairman and Director over a 4-year period.

•       Agra Resources Co-op (EXOL), a farmer-owned ethanol plant with 500 members. Positions include Chairman, Secretary, and Director over a 5-year period.

•       Ag Ventures Alliance, a value-added business development organization with 1200 members. Positions include Vice Chair and Director over a 5-year period.

•       Rural Development Associates, a business consulting firm. Positions include Secretary-Treasurer over a 2-year period.

•       Rural Development Partners, a Community Development Entity certified by the U.S. Treasury Dept. Positions include Managing Director over a 2-year period.

•       Iowa Renewable Fuels Association, a state trade organization for renewable fuels. Positions include Legislative Chair and Director over a 3-year period.

•       BIOWA Development Association, a trade organization for biobased businesses in Iowa. Positions include Vice Chairman over a 2-year period.

•       Various boards or committees of Farm Bureau, Corn Growers, Soybean Growers and our church.

Business Experience

•       Business development.   Of the above organizations, I was actively involved in forming MGP, EXOL, AgVA, RDA, RDP, and BIOWA. This included developing a business plan, evaluating alternative business structures, creating and filing organizational documents, developing the initial membership and securing financing. I also assisted the county Farm Bureaus in this region organize and form a non-profit entity for their “Ag in the Classroom” program. I currently provide business development services on a consulting basis along with two partners in Rural Development Associates.

•       Fund raising.   I have been integrally involved in stock offerings for GOE, MGP, and EXOL raising roughly $50M from farmers. I organized and led several of these offerings. All of these have yielded a good return on investment for farmers. I have also successfully written federal and state grants for the above organizations totaling about $900k. I and two partners formed Rural Development Partners which then sought and obtained a $45M allocation under the federal New Markets Tax Credit program. RDP is using these tax credits to attract capital to farmer-owned agribusinesses across the U.S.

•       Project Management.   I led MGP as Project Coordinator from inception through startup of its $60M ethanol plant.

•       Farming.   I have worked on the family farm since childhood and helped expand the operation after college. Due to my value-added business development activities, my farming operation is slightly smaller than in the past, about 800 acres of corn and soybeans in north-central Iowa.

Education:

•       1979:   Graduated with Honors from Iowa State University with a B.A. in Farm Operations.

•       Various conferences and board training events.

Why do you desire to serve on the Board of Managers and why would you be an effective member of the Board:

•       I desire to serve on the board in order to help determine the strategic direction of the company including vertical integration (further processing and marketing) as well as horizontal growth (new construction, mergers or acquisitions). Each proposed step in the company’s growth needs to be assessed in terms of the risk involved and the long-term benefit to shareholders. In a more general sense, I want to protect and enhance my investment and that of other shareholders.

•       I would be an effective board member because of my experience, communication skills and leadership skills. As with any successful organization, the board and management have to work together as a team. Yet within the board room, I am not reluctant to argue an alternative course of action that I believe to be in the best interest of shareholders. My experience on boards of other for-profit businesses, my experience in business development, and my experience as a farmer are all of value when serving on the GOE board.

Family

•       Married for 25 years. Two daughters, one in college and one taking a year off from college.

RUSSELL S. SAMPSON              Age 45
14534 Glendale Avenue SE
Prior Lake, MN 55372

Board Experience

•       1983 to 1994—Northland Cable Constructors, President, Committee Chairman

•       1982 to present—Hector Bulldog Investment Club, Founder, Executive Board Member

•       1999 to 2001—Cash Systems Inc., Foundation Investor

•       1996 to present—Minnesota Thoroughbred Assn, Committee Chairman

Business Experience

•       1977 to 1979—Granite Falls High School bus driver

•       1979 to 1980—MTS Systems, mechanical engineer, Eden Prairie, MN

•       1983 to 1984—Mullen Communications, Minnesota Division Regional President

•       1984 to 1994—Northland Cable Constructors Inc., President/CEO

•       1994 to present—Sampson Farm/Agri Products, Business Manager

Education

•       1977—Hector High School graduate

•       1978 to 1979—Granite Falls Vo-Tech, graduate, fluid power engineering

•       1983—Mankato State University—graduate, Business Administration degree

Why do you desire to serve on the board and why would you be an effective board member?

•       Be part of managing an ongoing, successful value-added LLC. To try to take the LLC to the next level, maybe publicly traded.

•       I am reliable, have run a number of successful businesses and worked on financing for a variety of businesses. Played a part in taking a number of businesses public.

•       I know what the role of a board is and how it plays into the success of a business.

Family

Married for 17 years to Donnelle, with one daughter, Sophie.

RANDY TAUER                             Age 42
22257 Skyview Avenue
Morgan, MN

Board Experience

•       2003 to present Golden Oval Eggs

•       Prairie Farmers Cooperative, Dawson, Minnesota, currently serving as treasurer

Business Experience

I have farmed for over 22 years, and am currently president of our family farm corporation. We raise corn, soybeans, peas and sweet corn. I manage a farrow to finish swine operation, and we also have a contract hauling business for Del Monte Corporation. I’ve been secretary for the Knights of Columbus since 1996. I’m a charter member and now honorary member of the Morgan JCs. I’m a past officer of the Morgan Sportsman’s Club, and am an usher and Eucharistic Minister in my parish.

Education

•       Morgan Public High School

•       Willmar Vocational Technical College, degree in agricultural production.

•       Attended many grain and livestock marketing seminars, and numerous board training sessions

Why do you desire to serve on the Board of Managers and why would you be an effective member of the Board?   In the past two years as a GOE board member, I have gained extensive knowledge of and experience in the business dealings of GOE. I feel that my business dealings within the ag industry and/or corporate world have given me the insight into how to deal with the issues GOE faces. I embrace the challenge of growing GOE along with maintaining profitability. I am committed to spend the time needed to get the job done right.

Family

Married to Jeanie with two daughters, Ashley 17 and Alissa 11.

PAUL WILSON                             Age 50
4557 290th Avenue
Clarkfield, MN 56223

Board Experience

•       Economic Development Association, current board member

•       Upper Minnesota Valley Business Development, current board member

•       Clarkfield Charter School, member of development board

Business Experience

• 1998 to present	Loan Officer/VP, F&M State Bank, Clarkfield, MN
• 1975 to present	grain farmer, fifth generation to own and operate family farm
• 1996 to 1998	Owner/operator of Wilson Turkey Farm Inc., still have production
Bank compliance officer
Certified agricultural risk management
Current President of Clarkfield Lions Club
Current President of Clarkfield Lutheran Church

Education

• 1972	H.A. Hagg High School, Clarkfield, MN
• 1974	Alexandria Technical College, Production Agriculture Degree, Alexandria, MN
• 2002 to 2003	Commercial/Ag Credit School, Ames, IA

Why do you desire to serve on the board and why would you be an effective board member?

•       Credit analysis and problem solving

•       Risk management in commercial and agricultural lending

•       Risk management in production agriculture

•       Bookkeeping and accounting experience

•       Strong background in livestock and crop production

•       Experienced in marketing of grain and livestock

Family

Married with two grown children.

Board Attendance at Meetings

The Board of Directors met 13 times during fiscal year 2004. Each nominee who served as a director in fiscal year 2004 attended at least 75% or more of the meetings of the Board of Directors and any committee on which he served.

The Company does not have a formal policy on attendance at meetings of the Company’s stockholders. However, the Company encourages all Board members to attend stockholder meetings. The 2004 Annual Meeting of Stockholders was attended by each of the directors serving at that time.

Committee Member Independence

Although none of the Company’s securities are listed on any stock exchange or system of dealer quotation, each of the charters of the committees of the Board of Directors requires a determination of independence to be made with reference to the rules of The Nasdaq Stock Market or the New York Stock Exchange. The Board of Directors has determined that the standards of The Nasdaq Stock Market relating to director independence are appropriate and the Board applied these standards in determining, as set forth below, which directors serving on the committees of the Board of Directors are “independent.”  As part of that process, the Nomination Committee and the Board reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, the Company’s executive officers and the Company’s auditors, and other matters bearing on the independence of directors.

Committees of the Board of Managers of the Company

The Board of Managers of the Company has appointed a compensation committee, an audit committee, a nomination committee and a strategic alternatives committee.

The compensation committee makes recommendations to the Board of Managers of the Company regarding stock and compensation plans, approve transactions of certain officers and grant stock options. Messrs. Breitkreutz, Edgington and Petersburg serve as the members of the compensation committee.

The audit committee makes recommendations to the Board of Managers of the LLC regarding the selection of independent auditors, reviews the scope of audit and other services by the independent auditors, reviews the accounting principles and auditing practices and procedures to be used for the LLC’s financial statements and reviews the results of those audits. Messrs. Breitkreutz, Chan and Edgington serve as members of the audit committee. None of the current members of the audit committee qualify as an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

The nomination committee will recommend nominees to the Board of Managers of the Company. Messrs. Jacobs, Tauer and Woodley serve as the members of the nomination committee.

The strategic alternatives committee will review potential strategic alternatives for the Company to pursue with regard to significant business transactions such as potential outside equity investments, and make recommendations to the Board of Mangers of the Company regarding these strategic alternatives. Messrs. Breitkreutz, Chan and Petersburg serve as the members of the strategic alternatives committee.

Process for Identifying and Evaluating Nominees.

The process for identifying and evaluating nominees to the Board of Directors is performed by the Nomination Committee. Generally, the Nomination Committee considers current Board members since they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven valuable to the Company.

The candidates are evaluated by the Nomination Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. After completing the evaluation, the Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

Board Nominees for the 2005 Annual Meeting.

The Nomination Committee selected the nominees for this 2005 Annual Meeting in February , 2005.  With the exception of Mr. Branstad, Mr. Coonrod, Mr. Hebrink, Mr. Sampson and Mr. Wilson, the other five candidates for service on the Board of Managers had previously been elected by the members of the Cooperative, the Company’s predecessor, to serve on the Cooperative’s Board of Directors. The Company has not engaged a third-party search firm to assist it in identifying potential director candidates, but the Nomination Committee may choose to do so in the future.

Stockholder Proposals for Nominees for the 2006 Annual Meeting.

The Nomination Committee will consider written proposals from stockholders for nominees for director to be elected at the 2006 Annual Meeting. Any such nominations should be submitted to the Nomination Committee, c/o the Secretary of the Company, and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) the name and record address of the stockholder and of the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the stockholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the Company’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frames described under the caption “Stockholder Proposals for the 2006 Annual Meeting” below.

EXECUTIVE OFFICERS

The table below sets forth information concerning the current executive officers of the Company.

Name	Age	Position
Dana Persson	47	President/Chief Executive Officer
Terrance Heying	63	Vice President/Chief Operations Officer
Doug Leifermann	50	Vice President/Chief Financial Officer
Marie Staley	48	Vice President/Chief Administrative Officer

Dana Persson.   Mr. Persson served as President and Chief Executive Officer of the Company from its formation in 1994 through the present. He has served on a committee for United Egg Producers since 2001, and has been a member of the Board of Directors for United Mills since 1994, serving as its Chairman of the Board since 2001. Prior to 1994, he served as President/CEO of Co-op Country Farmers Elevator of Renville, Minnesota, and general manager of a number of grain marketing and farm supply cooperatives in Minnesota.

Terrance Heying.   Mr. Heying served as Vice President and Chief Operations Manager of the Company from its formation in 1994 through the present. He is responsible for the day-to-day operation of the egg production complex, and also develops and implements egg production programs, plans, objectives and policies consistent with goals and objectives established in the annual business plan. Prior to joining the company, he owned and managed pullet rearing operations, egg production, shell egg processing, egg breaking, and further processed products. As an entrepreneur in value-added egg products, he developed a technique to freeze cooked egg products. He has designed and built special equipment required to process value-added products in addition to designing and constructing all supporting equipment and facilities.

Doug Leifermann.   Mr. Leifermann served as Vice President and Chief Financial Officer for the Company from October 2000 through the present. He is responsible for the design and implementation of financial controls, along with providing timely information that accurately portrays the financial status of the Company. He also provides managerial leadership for the accounting, financial, data processing and budgeting functions of the Company. From 1997 to October 2000, he was employed as the Chief Financial Officer for Phenix Biocomposites, a company incorporated to develop and commercialize new biocomposite technology for the construction, furniture, cabinet and design industries.

Marie Staley.   Ms. Staley served as Vice President and Chief Administrative Officer for the Company from its formation in 1994 through the present. In addition to coordinating the functions of management and the Board of Directors, she is responsible for member relations, communications, shareholder relations, and provides management leadership for the human resources department. She also administers the unit transfer process. She has served as a board member for the Broiler & Egg Association of Minnesota since 2002. Prior to joining the company, she was employed by the St. Paul Bank for Cooperatives.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Basic Policy Considerations

The Company’s compensation policies with respect to its executive officers, established by the Compensation Committee, are based on the principles that compensation should, to a significant extent, reflect the financial performance of the Company and the executive’s individual contribution to this financial performance. To a large extent, reflecting the importance of the interactions among the various areas of the Company, the executive’s individual contribution to the group of executives, and this group of executives’ contribution to the Company’s financial performance, is a primary factor in determining compensation. It is the policy of the committee to set executive compensation at levels that are sufficiently competitive with food processing companies of comparable size to attract, retain and motivate the highest quality individuals to contribute to the Company’s goals, objectives and overall financial success. The compensation of each executive officer is based largely upon both individual and Company performance.

Annual Compensation—Executive Officers Other Than Chief Executive Officer

The Compensation Committee sets compensation by subjective evaluation of the individual performance of each executive and by marketplace valuations of comparable executives, although salary determinations are not based upon any specific or constant criteria.

Executives are eligible for annual incentive cash bonuses based on individual and Company performance. The Compensation Committee has historically considered a variety of factors and criteria when determining annual incentive cash bonuses in accordance with the Compensation Committee’s business judgment. The Compensation Committee has remained focused on the same criteria and factors during both financially successful fiscal years (such as the most recently completed fiscal year) and in years, such as 2002, when the Company did not experience favorable financial results. The combination of base salary, annual cash bonuses and any long term incentive programs are intended to provide market level compensation reflecting the executive’s contributions to the Company’s financial performance and strategic objectives.

Fiscal Year 2004 Compensation for Chief Executive Officer

In fiscal year 2004, the Company’s Chief Executive Officer, Mr. Dana Persson was paid a base salary of $192,807. In addition, Mr. Persson received a bonus with a total value of $960,506. Of the bonus amount, a total of $385,614 will be paid to Mr. Persson in cash. The remaining portion of this bonus amount will be paid to Mr. Persson through the grant of restricted units in the Company. The Board of Directors has not established the precise terms and conditions of that grant.

COMPENSATION COMMITTEE
Marvin Breitkreutz, Chair
Chris Edgington
Brad Petersburg

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Managers is currently comprised of Messrs. Edgington (Chair), Chan and Breitkreutz. In accordance with its Charter, the Audit Committee reviewed and discussed the audited financial statements with management and Moore Stephens Frost, the Company’s independent accountants. The discussions with Moore Stephens Frost also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

Moore Stephens Frost provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with Moore Stephens Frost.

Based on the discussions with management and Moore Stephens Frost, the Audit Committee’s review of the representations of management and the report of Moore Stephens Frost, the Audit Committee recommended to the Company’s Board of Managers, and the Board of Managers approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2004 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY’S BOARD OF MANAGERS
Chris Edgington, Chair
Mark Chan
Marvin Britkreutz

EXECUTIVE COMPENSATION

The following table shows the compensation paid by the cooperative in the years indicated to its President and Chief Executive Officer and the three other individuals who were serving as executive officers of the company at the end of its fiscal year 2004.

Summary Compensation Table

					Long Term Compensation
	Annual Compensation				Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Awards(2)	All Other Compensation(3)
Dana Persson,	2004	$192,807	$385,614	$15,570	$574,892	$11,568
President/Chief Executive	2003	191,474	106,032	15,570		11,488
Officer	2002	164,472	—	15,675		9,868
Terrance Heying,	2004	142,888	529,669	14,604		8,573
Vice President/Chief	2003	136,894	66,686	14,604		7,800
Operations Officer	2002	131,091	—	14,680		7,800
Doug Leifermann,	2004	103,077	529,669	7,778		6,185
Vice President/Chief	2003	100,000	66,686	7,778		6,000
Financial Officer	2002	100,000	—	7,866		900
Marie Staley,	2004	80,200	527,231	115		4,812
Vice President/Chief	2003	80,400	64,506	115		4,800
Administrative Officer	2002	80,000	—	145		4,800

(1)          Includes medical insurance contributions: for Mr. Persson, Mr. Heying, Mr. Leifermann. Also includes the following personal vehicle usage: for Mr. Persson, $7,770 annually; and for Mr. Heying, $6,840 annually.

(2)          Represents the restricted grant of 95,815 of the Company’s Class A limited liability company units , calculated at a value of $6.00 per unit. The units are subject to restrictions on transfer and to the risk of forfeiture in the event that Mr. Persson does not continue as an executive of the Company through the vesting dates for the units. One third of the restricted units granted (31, 938 units) will vest on September 1, 2005, one third on September 1, 2006 and one third on September 1, 2007, provided that Mr. Persson remains an employee of the Company on such dates. The Board of Directors is considering additional terms and conditions related to the restrictions associated with the grant of such units, including the possibility of accelerated vesting in the event of a change of control. The restricted units will receive allocations and distributions from the Company prior to the date of vesting.]

(3)          Consists of matching contributions made by the Company to its 401(k) plan.

Employment Agreements

The Company is party to an employment and non-competition agreement with its President/Chief Executive Officer, Dana Persson. The agreement provides for Mr. Persson’s employment for an initial period from July 1, 2002 through August 31, 2003. This employment term has been renewed through August 31, 2005 and will continue to renew automatically for successive one-year periods unless notice is given by either party not less than 60 days before the end of the then current employment term.

Under the agreement, the Company is to pay Mr. Persson an annual base salary of $192,000 and an annual bonus based on the Company’s return on equity for each fiscal year, capped at two times his base salary. If more than 20% of the fixed or operating assets of the Company are sold which would represent a proportional capital gain on members’ equity allocated to those assets on a pro rata basis, or if a change in control occurs resulting in a capital gain on members’ equity, then the Company shall pay Mr. Persson a “liquidation” bonus of 2% of the gain on equity. If the Company merges or consolidates with another business entity and the asset value of the merged or consolidated business entity is at least 1.5 times the asset value of the Company, then Mr. Persson shall be entitled to a “merger” bonus equivalent to 50% of his base salary in the form of stock or other similar equity in the new or surviving company which shall vest over a period of up to three years. In addition, Mr. Persson is entitled to receive matching 401(k) plan contributions of up to 6% of his base salary, the use of a vehicle and other fringe benefits under the Company’s group benefit plans.

The agreement may be terminated prior to the end of the initial term or any renewal term due to death or disability, a change in control of the business, mutual agreement of the parties or otherwise upon the election of either party. If Mr. Persson’s employment is terminated by the Company without cause or due to a change in control, Mr. Persson is entitled to receive payments in an amount equal to his base salary at normal salary payment intervals for a period of 12 months following termination and group benefits for the applicable period, and the unvested portion of any merger bonus will vest upon termination. If Mr. Persson’s employment is otherwise terminated prior to the end of the initial term or any renewal term, the Company will be under no further duty to make any payments of salary or bonus or provide any benefits, except to the extent of any payment obligations that accrued prior to termination.

The agreement provides that, for a period of 18 months after termination of the employment term, Mr. Persson may not participate through management or control or be employed by any business or enterprise which is engaged in any business activity similar to that of the Company that competes with the Company for the cooperative’s egg product markets or sources of egg supplies.

Board of Managers Compensation.

The Company has historically provided its managers with a per diem payment of $200 for any day on which a manager undertakes activities on the Company’s behalf, including board meetings and other functions of the Company. The Company also has paid each manager a monthly fee of $200, except for the Chairman and Secretary who have been paid monthly fees of $400 and $250, respectively. The Company has reimbursed also its managers for out-of-pocket expenses incurred on behalf of the Company.

After much study and discussion, the Board of Managers has authorized a new compensation plan for members of the Board of Managers that is substantially greater than in the past. The following compensation package will be implemented following the Annual Meeting and will be made available to each of the candidates elected to serve on the Board of Managers following the Annual Meeting:

GOE Board of Managers Compensation

Cash Compensation:

Monthly retainer	$1,000	per month
Committee & special meetings	$350	per diem (meetings other than 6 regular board meetings)
Travel time	$50	per hour

Additional Cash Compensation for Officers:

Chair	$500	per month
Vice Chair	$200	per month
Secretary-Treasurer	$300	per month
Committee Chair	$200	per month

Annual Retainer in Stock:

2,000 shares of stock with 3-year transfer restrictions

Expense Reimbursement:

Approved out-of-pocket costs and mileage at IRS approved rate.

Performance Graph

The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line graph presenting comparing cumulative, five-year stockholder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by the Company. However, there is no established public trading market for the Company’s Limited liability company units. Therefore, the Company is unable to estimate the value of the Company’s Limited liability company units or present a line graph or any other information comparing the value of the Company’s limited liability company units with any other index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Patronage Payments

All of the cooperative’s directors and its chief executive officer held common stock of the cooperative and were also agricultural producers and members of the cooperative. By virtue of their membership status and ownership of common stock, each of these individuals was obligated to deliver corn to the cooperative. The amount and terms of the payments received by these individuals (or the entities they represent) for the delivery of corn were made on exactly the same basis as those received by other members of the cooperative for the delivery of their corn. In connection with the conversion, these corn delivery obligations were terminated, although these individuals may continue to sell corn to the Company after the conversion on terms similar to those on which the Company would purchase corn from others.

Coop Country Farmers Elevator

Coop Country Farmers Elevator, a member holding a significant amount of the Company’s units, provides various services to the Company, including corn handling and storage and litter removal. For the year ended August 31, 2004, the Company purchased services totaling approximately $104,000 from Coop Country. The Company also leases office space from Coop Country, under a lease terminable by either party upon 90 days notice. Rent expense for the year ended August 31, 2004 totaled approximately $18,500. In addition, as of August 31, 2004, the Company had approximately $272,000 payable to Coop Country for payment for corn.

United Mills

For the year ended August 31, 2004, the Company purchased feed totaling approximately $7.8 million from United Mills. The Company has a 33 1/3% ownership interest in United Mills that has been accounted for using the equity method. Since United Mills is a cooperative, its income and capital reserves are allocated to its member-patrons on the basis of patronage. Prepaid feed purchased from United Mills totaled approximately $150,000 at August 31, 2003. The cooperative also had advanced United Mills approximately $150,000 for future purchases of feed at August 31, 2004.

Midwest Investors of Iowa, Cooperative

The Company leases the land on which its Thompson, Iowa facilities are located from Midwest Investors of Iowa, Cooperative. The membership and board of directors of Midwest Investors of Iowa is composed of the following members of the Board of Managers of the Company: Messrs. Breitkreutz, Chan, Edgington, Jacobs, Tauer, Woodley and Petersburg. Rent expense for the year ended August 31, 2004 totaled approximately $78,000. The Company holds a note receivable from Midwest Investors of Iowa, secured by the real estate, in the amount of $950,000. The note bears interest at eight percent, which is due and payable monthly. The principal balance is due October 2014.

FEES OF INDEPENDENT PUBLIC ACCOUNTANTS

The following table represents aggregate fees billed (in thousands) to the Company for fiscal years ended August 31, 2004 and 2003 by Moore Stephens Frost, the Company’s principal accounting firm.

	Fiscal Year Ended
	2004	2003
Audit Fees	$48	$20
Audit-Related Fees(a)	8	9
Tax Fees(b)	37	5
All Other Fees(c)	80	—
Total Fees(d)	$173	$34

(a)           Primarily travel, telephone and administrative expenses.

(b)          Primarily tax advisory and preparation services.

(c)           Primarily services rendered in connection with the cooperative’s conversion to a limited liability company.

(d)          The Audit Committee and/or Board of Managers have approved all fees.

Auditor Fees Pre-Approval Policy

The Audit Committee must pre-approve all audit and all permitted non-audit services (including the fees and terms thereof) to be provided by Moore Stephens Frost, the Company’s independent auditor. The Audit Committee has delegated the pre-approval authority for any engagement or service to the Chair of the Committee if action is required between regular Committee meetings, provided a report of these services is given to the full Audit Committee at the next regular meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by the Company’s independent auditors relating to internal controls. These pre-approval policies and procedures also prohibit delegation of the Audit Committee’s responsibilities to Company management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor. All services described above for fiscal year 2004 were pre-approved by the Audit Committee or the Chairman of the Audit Committee before Moore Stephens Frost was engaged to render the services.

OTHER INFORMATION

Stockholder Proposals For The 2006 Annual Meeting

We have historically held our Annual Meetings of Stockholders in mid-March, with a meeting notice mailing in early- to mid-February. We expect to mail proxy statements for the Company’s 2006 Annual Meeting of Stockholders on or about February 15, 2006. Any proposal that a stockholder would like to be considered for inclusion in our proxy material for that Annual Meeting of Stockholders must be received by our Secretary no later than the close of business on October 18, 2005 such proposal must be reasonably related to the Company’s business and must be legally appropriate for submission to the Company’s stockholders.

A stockholder who wishes to make a proposal for consideration at the next Annual Meeting, but does not seek to include the proposal in our proxy material, must notify our Secretary. The notice must be received no later than December 2, 2005. If the matter relates to the election of directors, the notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail above under “Corporate Governance—Director Nominations.” If the notice is not timely, then the persons named on any proxy used by the Company for the applicable Annual Meeting may use their discretionary voting authority when the proposal is raised at the meeting. The Company may not elect to use a proxy, but may use a mail ballot which does not grant any party discretionary voting authority.

Available Information

The Securities and Exchange Commission maintains an Internet site that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

A copy of the Company’s Annual Report on Form 10-K will also be furnished to stockholders by the Company without charge by calling the Company at (320) 329-8182 or upon a written request addressed to:

Investor Relations
Golden Oval Eggs, LLC
340 Dupont Avenue
P.O. Box 615
Renville, MN 56284

Other Matters

As of the date of this Proxy Statement, management knows of no other matters that may come before the 2005 Annual Meeting. However, if matters other than those referred to above should properly come before the 2005 Annual Meeting, the individuals named on the enclosed mail ballot intend to vote such proxy in accordance with their best judgment.

MAIL BALLOT

GOLDEN OVAL EGGS, LLC

This mail ballot is each member’s opportunity to vote by mail for the election of seven managers to serve as the members of the Company’s Board of Managers at the Company’s Annual Meeting to be held on Tuesday, March 15, 2005 (and any adjournments or postponements of the meeting). The Annual Meeting will be held at 1:00 p.m. central time at Jackpot Junction Hotel in Morton, Minnesota. Information regarding the various nominees for election to the Board of Managers and other information concerning the Annual Meeting and the election of managers can be found in the Proxy Statement for the Annual Meeting of Members first sent to members of the Company on or about February 23, 2005. As indicated in that Proxy Statement, three nominees will be elected to the Board of Managers for terms expiring in 2008, two nominees will be elected to the Board of Managers for terms expiring in 2007 and two nominees will be elected to the Board of Managers for terms expiring in 2007. The three nominees receiving the three highest vote totals will be elected for the terms expiring in 2008, the nominees receiving the fourth and fifth highest vote totals will be elected for the terms expiring in 2007 and the nominees receiving the sixth and seventh highest vote totals will be elected for terms expiring in 2006. Please see the Proxy Statement for additional information regarding the procedures for the election of members of the Board of Managers.

I hereby vote for the election of the following individuals to serve as members of the Company’s Board of Mangers:

Please vote for SEVEN (7) nominees.

Mike Branstad	☐	Marvin Breitkreutz	☐
Mark Chan	☐	Richard A. Coonrod	☐
Chris Edgington	☐	Rodney W. Hebrink	☐
Brad Petersburg	☐	Russell S. Sampson	☐
Randy Tauer	☐	Paul Wilson	☐
Other:

To vote, please complete, sign and date this mail ballot and return it in the postage-paid envelope provided with this mail ballot. If you vote by mail, your ballot will not be counted unless it is received by March 14, 2005 (or prior to any applicable adjournment or postponement of the meeting). Although you are encouraged to attend the Annual Meeting and vote in person, you may vote at the Annual Meeting (and any adjournments or postponements of the meeting) by mail by returning this Mail Ballot, all as described in the Proxy Statement.

Date: , 2005
Unitholder Signature (If units are held by an individual, that individual must sign; if the units are held by an entity, an authorized representative of that entity must sign on behalf of the entity.)